Exhibit 10.2

November 10, 2019

Mr. Dhrupad Trivedi

Dear Dhrupad,

I am pleased to confirm the offer for you to join A10 Networks, Inc. (the “Company”), in the position of Chief Executive Officer (CEO) at our Corporate Headquarters located in San Jose, CA. This is a full-time, regular position, reporting to the Board of Directors of the Company (the “Board”). The terms of our offer and the benefits currently provided by the Company are as follows:

Within 30 days from your first date of employment with the Company (“Start Date”), the Company will appoint you to the Board. Upon the termination of your employment with the Company for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at the Company or any affiliate) without any further required action by you and you agree to execute any documents necessary to reflect this resignation. During the term of your employment, you shall devote your full business efforts and time to the Company.

Salary. Your starting base salary will be at a rate of $500,000 per year subject to annual review, less applicable taxes and other withholdings in accordance with the Company’s normal payroll schedule.

Incentive. Commencing in 2020, you will be eligible to receive an annual performance-based bonus target of one hundred percent (100%) of your annual salary, pursuant to the Company’s bonus program for the 2020 year established under the Company’s Executive Incentive Compensation Plan. Your participation in the Company’s bonus program for 2020 will be subject to all of the terms and conditions of the Company’s Executive Incentive Compensation Plan, including without limitation that unless determined otherwise by such Plan’s administrator, you must remain an employee through the date of payment of the bonus in order to receive such payment. Your target bonus shall be subject to annual review by the Board or its Compensation Committee, as applicable, commencing with the Company’s bonus program for the 2021 year.

Restricted Stock Unit Grant. Subject to the approval of the Board (or its Compensation Committee, as applicable) after your Start Date, you will be granted an award of restricted stock units (the “RSU Award”) to cover 125,000 shares of the Company’s Common Stock under the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”), and an award agreement under the Plan. Each restricted stock unit granted represents the right to receive one share of the Company’s Common Stock upon vesting. Twenty-five percent (25%) of the recommended RSU Award shall be scheduled to vest on each yearly anniversary of your vest base date (assuming your continued employment with the Company on each vesting date) such that the entire RSU Award shall vest over four (4) years (for administrative reasons, the vest base date will be the 5th day of the month following the Start Date). The RSU Award will be subject to any accelerated vesting provisions and other applicable terms set forth in your Change in Control and Severance Agreement (the “Acceleration Provisions”).

Performance Stock Unit Grant. In addition, subject to approval of the Board of Directors (or its Compensation Committee, as applicable), after your Start Date, you will be granted an award of performance-based restricted stock units (the “PSU Awards”) to cover an aggregate of 375,000 shares of the Company’s Common Stock under the Plan and award agreement under the Plan. Each PSU granted represents the right to receive one share of the Company’s Common Stock subject to achievement of certain performance milestones (the “Performance Milestones”), as well as continued service to the Company through specified dates. Upon achievement of any one of the three Performance Milestones described below, one-third (1/3rd) of the PSU Award will become eligible to vest (each, an “Eligible Portion”). The following Performance Milestones will apply to the PSU Award:

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$8.50 Performance Milestone: 125,000 shares of the Company’s common stock subject to the PSU Award will become eligible to vest upon the achievement of $8.50 or greater with respect to the average, trailing, one hundred (100) day closing price of a share of the Company’s common stock (the “100-Day Stock Price”) during the period beginning on the grant date of the PSU Award and ending on the four (4) year anniversary of such grant date (the “Performance Period”).

A10 Networks, Inc.	3 West Plumeria Drive	T: 408. 325. 8668
www.a10networks.com	San Jose, CA 95134	F: 408. 325. 8666

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$9.50 Performance Milestone: 125,000 shares of the Company’s common stock subject to the PSU Award will become eligible to vest upon the achievement of $9.50 or greater with respect to the 100-Day Stock Price during the Performance Period.

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$10.50 Performance Milestone: 125,000 shares of the Company’s common stock subject to the PSU Award will become eligible to vest upon the achievement of $10.50 or greater with respect to the 100-Day Stock Price during the Performance Period.

The Board (or its Compensation Committee, as applicable) periodically, as well as at completion of the Performance Period, will determine whether any of the Performance Milestones have been achieved during the Performance Period. Any Eligible Portion will be scheduled to vest as to one-third (1/3rd) of the Eligible Portion on each of the one (1), two (2), and three (3) year anniversaries of the date of achievement of the corresponding Performance Milestone, subject to your continuing to provide services to the Company through the applicable vesting date and subject to the Acceleration Provisions and the following provisions relating to a CIC. If there is a CIC during the Performance Period, then the following treatment will apply to the PSU Award:

a.	CIC Performance Measurement.

i.    Measurement Based on Deal Price. If a CIC occurs on or after the one (1) year anniversary of your Start Date and any Performance Milestone has not yet been met, then the Deal Price (as defined below) will be measured against such Performance Milestone shortly before the completion of the CIC to determine whether any such Performance Milestone will be achieved. Any such Performance Milestone that is deemed achieved based on the Deal Price will be considered an Eligible Portion as of immediately prior to the completion of the CIC.

ii.    Additional Conversions to an Eligible Portion. If a CIC occurs before the one (1) year anniversary of your Start Date, then as of immediately prior to the completion of the CIC, one hundred percent (100%) of the portion of the PSU Award for which the Performance Milestone has not yet been met will become an Eligible Portion. If a CIC occurs on or after the one (1) year anniversary of your Start Date but before the two (2) year anniversary of your Start Date, then fifty (50%) of the portion of the PSU Award that has not become an Eligible Portion (after application of section a.i. above) will be considered an Eligible Portion as of immediately prior to the completion of the CIC.

iii.    Deal Price. For purposes of this PSU Award, “Deal Price” means the amount (or value, as applicable, and as determined by the Board or its Compensation Committee, as applicable, in its sole discretion) of the consideration to be received by the Company’s stockholders (and/or the Company, if applicable, for example in the case of a CIC due to the sale of a substantial portion of the Company’s assets) in the CIC.

iv.    CIC Vesting Schedule. Any portion of the PSU Award that becomes an Eligible Portion in connection with the CIC under sections a.i. and a.ii. above will be scheduled to vest as to one-third (1/3rd) of such Eligible Portion on each of the one (1), two (2), and three (3) year anniversaries of the date of the CIC, subject to your continuing to provide services to the Company through the applicable vesting date and subject to the Acceleration Provisions.

A10 Networks, Inc.	3 West Plumeria Drive	T: 408. 325. 8668
www.a10networks.com	San Jose, CA 95134	F: 408. 325. 8666

b.    Forfeiture. If as of immediately prior to the CIC, any portion of the PSU Award has not become an Eligible Portion or otherwise become vested, then such portion will be forfeited as of immediately prior to the CIC. Such forfeited portion will not be eligible for vesting acceleration under the Acceleration Provisions, including without limitation under the circumstances described in the last paragraph of Section 3(b) of your Change in Control and Severance Agreement (the “Pre-CIC Termination”). In addition, in a Pre-CIC Termination, if the Performance Period ends before the CIC, any portion of the PSU Award that has not become an Eligible Portion based on performance during the Performance Period will be forfeited and will not be eligible for vesting acceleration under the Acceleration Provisions.

All of the terms and conditions of the PSU Award will be subject to approval by the Board or its Compensation Committee and will be set forth in the award agreement governing the PSU Award, subject to the terms of the Plan.

Annual Grants. On an annual basis beginning in the first grant cycle which occurs after the one (1) year anniversary of the Start Date (i.e., at the Q1 2021 Board meeting), you will be eligible to receive annual equity award grants based on assessment by the Compensation Committee of the Board of relevant market comparables and such other factors as it may deem relevant, in its sole discretion, with the present expectation that such grants based on performance would have a value between $2.0M and $2.5M.

Acceleration of Vesting; Severance; Indemnification. Effective upon your Start Date, you will be entitled to become a party to the Change in Control and Severance Agreement (which provides for certain severance and acceleration of equity vesting rights) and Indemnification Agreement (which provides for certain rights of indemnification, among other things), each in the forms included with this offer letter.

Employee Stock Purchase Plan. You will be eligible to participate in the Company’s 2014 Employee Stock Purchase Plan, as amended (the “ESPP”), in accordance with the terms thereof, whereby you will have the opportunity (but not the obligation) to enroll in the ESPP and purchase shares of the Company’s common stock at a discount from the market price. Currently, there are two opportunities each year to enroll in the ESPP approximately each May and November. You will receive a notice about these opportunities from the stock administration office of the Company following your Start Date.

Employee Benefits. You will be entitled to receive the Company’s employee benefits made available to other employees at your level to the full extent of your eligibility. The effective date of medical, dental and vision insurance will be the Start Date. The Company reserves the right to terminate, change or otherwise modify, in its sole discretion at any time and for any reason, the preceding benefits and terms of employment.

Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Confidential Information and Invention Assignment Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. In accepting this offer, you expressly represent and agree that (1) You have not and will not bring to the Company or use for the benefit of the Company any unauthorized third-party intellectual property, including but not limited to what they consider to be trade secrets (“Former Employer Confidential Information”), (2) You have not and will not disclose to the Company any proprietary or otherwise confidential information of a prior employer’s business, (3) You will not communicate to anyone at the Company any information that you acquired or learned during your employment that might in any respect be considered Former Employer Confidential Information, (3) prior to accepting this position at the Company you have not provided to anyone at A10 any written Former Employer Confidential Information that in any way could be considered to be Former Employer Confidential Information, and (4) prior to your accepting this position at the Company, you have not conveyed anything orally to anyone at A10 that might in any way be considered Former Employer Confidential Information.

A10 Networks, Inc.	3 West Plumeria Drive	T: 408. 325. 8668
www.a10networks.com	San Jose, CA 95134	F: 408. 325. 8666

Ethical Conduct. You will abide by the Company’s Code of Business Conduct and Ethics, the Company’s Employee Handbook and other applicable policies pertaining to intellectual property and other matters.

No Breach of Obligations to Prior Employers. You represent that your signing of this offer letter, agreement(s) concerning equity rights granted to you, if any, under the Plan (as defined above) and the Company’s Confidential Information And Invention Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources Department.

At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this offer letter) should be regarded by you as ineffective. Further, your participation in any equity award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Chairman of the Board.

Background Check. The Company will undertake a background investigation and reference check in accordance with applicable law. This investigation and reference check may include a consumer report, as defined by the Fair Credit Reporting Act (“FCRA”), 15 U.S.C. 1681a, and/or an investigative consumer report, as defined by FCRA, 15 U.S.C. 1681a, and California Civil Code 1786.2(c). This investigation also may include a consumer credit report, as defined by California Civil Code 1785.3(c), which is being requested because this position is managerial, you will have access to confidential or proprietary information of the type described in California Labor Code § 1024.5(a)(7), and other bases listed in California Labor Code § 1024.5. This offer is contingent upon a clearance of such a background investigation and/or reference check, and upon your written authorization to obtain a consumer report, consumer credit report and/or investigative consumer report. This offer can be rescinded based upon data received in the verification.

Contingent Offer. Your employment will be subject to your execution of the Company’s Confidential Information and Invention Assignment Agreement relating to non-disclosure of confidential information and assignment of inventions to the Company. A copy is included with this offer letter. We also require successful completion of any outstanding reference and background checks and presentation of documentation giving you the right to work in the United States as noted above.

Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this offer letter for the purpose of inducing you to execute the offer letter, and you acknowledge that you have executed this offer letter in reliance only upon such promises, representations and warranties as are contained herein.

Acceptance. This offer will remain open through November 15, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this offer letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.

A10 Networks, Inc.	3 West Plumeria Drive	T: 408. 325. 8668
www.a10networks.com	San Jose, CA 95134	F: 408. 325. 8666

Dhrupad, we are very excited to enhance our Executive Team with your experience, capabilities and leadership. We look forward to the opportunity to welcome you to the Company.

Sincerely,

/s/ Lee Chen

Lee Chen
Chairman of the Board of Directors
A10 Networks, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Dhrupad Trivedi
Dhrupad Trivedi

Date: November 12, 2019

Start Date: December 2, 2019

A10 Networks, Inc.	3 West Plumeria Drive	T: 408. 325. 8668
www.a10networks.com	San Jose, CA 95134	F: 408. 325. 8666